Exhibit 4.11

FIRST SUPPLEMENTAL INDENTURE
among
LENNOX INTERNATIONAL INC.,
as Issuer
EACH OF THE GUARANTORS PARTY HERETO,
as Guarantors
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Dated as of                     , 20___

Supplemental to Indenture for Senior Debt Securities
Dated as of May 3, 2010
___% Notes due 20___

TABLE OF CONTENTS

Page
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General	1
Section 1.02. Terms of Notes	2

ARTICLE 2
CERTAIN DEFINITIONS

Section 2.01. Certain Definitions	3
Section 2.02. Rules of Construction	11

ARTICLE 3
COVENANTS

Section 3.01. Change of Control Triggering Event	11
Section 3.02. Limitations on Liens	12
Section 3.03. Limitations on Sale and Leaseback Transactions	13
Section 3.04. Limitations on Transfer of Principal Properties to Specified Subsidiaries	13
Section 3.05. Future Guarantors	14
Section 3.06. Applicability of Covenants Contained in the Base Indenture	14

ARTICLE 4
THE NOTES

Section 4.01. Form of Notes	14
Section 4.02. Depositary	14

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01. Events of Default	15

ARTICLE 6
REDEMPTION

Section 6.01. Optional Redemption	16
Section 6.02. Applicability of Sections of the Base Indenture	16

ARTICLE 7
DEFEASANCE

Section 7.01. Defeasance	16

i

ARTICLE 8
SUBSIDIARY GUARANTEES

Section 8.01. Guarantees	17
Section 8.02. Continuing Guarantee	17
Section 8.03. Release of Guarantee	18
Section 8.04. Notation Not Required	18
Section 8.05. Waiver of Subrogation	18
Section 8.06. Execution and Delivery of Guarantees	19
Section 8.07. Notices	19

ARTICLE 9
MISCELLANEOUS

Section 9.01. Ratification of Base Indenture	19
Section 9.02. Trustee Not Responsible for Recitals	19
Section 9.03. New York Law to Govern	19
Section 9.04. Counterparts	20
Section 9.05. Effect of Headings	20

EXHIBIT A. Form of Note
EXHIBIT B. Form of Supplemental Indenture in Respect of Guarantees

ii

     FIRST SUPPLEMENTAL INDENTURE, dated as of                     , 20___ (this “First Supplemental Indenture”), by and among LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”), the GUARANTORS (as defined herein) and U.S. BANK NATIONAL ASSOCIATION, as trustee (as defined in the Indenture, the “Trustee”), to the Indenture, dated as of May 3, 2010 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee.
RECITALS:
     WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s unsecured debentures, notes, or other evidences of indebtedness (as defined in the Indenture, the “Securities”), to be issued in one or more series;
     WHEREAS, Section 8.01 of the Base Indenture permits the Company and the Trustee to enter into indentures supplemental to the Base Indenture to establish the form and terms of any series of Securities as provided by Sections 2.01 and 2.03 of the Base Indenture;
     WHEREAS, the Company desires and has requested the Trustee to join them in the execution and delivery of this First Supplemental Indenture in order to establish and provide for the issuance by the Company of a new series of Securities designated as its ___% Notes due 20___(the “Notes”), on the terms set forth herein;
     WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $                    ;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid supplement to the Base Indenture have been done;
     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
     In consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL
     Section 1.01 . Scope of Supplemental Indenture; General. This First Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.

     The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $                    ) and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this First Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “___% Notes due 20____.” The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.
     All Notes issued under this First Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes shall have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.
          Section 1.02. Terms of Notes. The information applicable to the Notes required pursuant to Section 2.03 of the Base Indenture is as follows:
     (a) the title of the Notes shall be “___% Notes due 20___”;
     (b) not applicable;
     (c) the initial aggregate principal amount of the Notes shall be $                    ;
     (d) the Notes shall be issuable in Dollars;
     (e) principal shall be payable as set forth in the form of Note;
     (f) the rate at which the Notes shall bear interest and interest payment and record dates shall be as set forth in the form of Note;
     (g) the place where the principal of and any interest on the Notes shall be payable shall be as set forth in the Base Indenture;
     (h) the Notes shall be subject to optional redemption as set forth in Article 6 below;
     (i) not applicable;
     (j) the Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 above that amount;
     (k) not applicable;
     (l) payment of the principal and interest on the Notes shall be made in Dollars;
     (m) not applicable;
     (n) not applicable;

     (o) the Notes may be defeased as set forth in Article 7 below;
     (p) not applicable;
     (q) the Notes shall be issuable as Global Securities;
     (r) U.S. Bank National Association initially shall serve as the trustee, paying agent, registrar and custodian with respect to the Notes;
     (s) the events of default set forth in Article 5 below and the covenants set forth in Article 3 below shall be applicable to the Notes;
     (t) not applicable; and
     (u) not applicable.
ARTICLE 2
CERTAIN DEFINITIONS
          Section 2.01. Certain Definitions. The following definitions shall apply to the Notes. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.
     “Attributable Debt” with regard to a sale and leaseback transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent shall be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Change of Control” means the occurrence of any of the following after the Issue Date:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

     (b) the consummation of any transaction (including, without limitation, any merger or consolidation) that results in any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, provided that an employee of the Company or any of the Company’s subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee is not a member of a “group” solely because such employee’s shares are held by a trustee under said plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;
     (c) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
     (d) the first day on which a majority of the members of the Company’s board of directors or the board of directors of any of the Company’s direct or indirect parent companies are not Continuing Directors; or
     (e) the adoption of a plan relating to the Company’s liquidation or dissolution.
     Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
     “Change of Control Offer” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.
     “Change of Control Payment” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.
     “Change of Control Payment Date” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.
     “Change of Control Triggering Event” means, with respect to the Notes, (1) the rating of the Notes is lowered by any of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (2) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if the Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
     Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than six such Reference Treasury Dealer Quotations, the average of all Quotations obtained.
     “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the Company’s option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and determined in accordance with GAAP.
     “Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of the Company’s board of directors on the Issue Date or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).
     “Credit Agreement” means the Third Amended and Restated Credit Agreement, dated October 12, 2007, among the Company, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), as co-syndication agents, and the lenders party thereto, as it may be amended, supplemented or otherwise modified from time to time.

     “EBITDA” means, for any period, the total of the following calculated for the Company and its subsidiaries without duplication on a consolidated basis in accordance with GAAP: (a) the Company’s consolidated net income (or net loss) for such period, determined in accordance with GAAP, plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expenses deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent not already added back in determining such consolidated net income; plus (f) any non-cash expenses that arose in connection with the grant of stock options to the Company’s and its subsidiaries’ officers, directors and employees and were deducted in determining such consolidated net income.
     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “DTC” has the meaning ascribed to such term in Section 4.02 of this First Supplemental Indenture.
     “Event of Default” means any event specified as such in Section 5.01 of this First Supplemental Indenture.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “Global Note” has the meaning ascribed to such term in Section 4.01 of this First Supplemental Indenture.
     “Global Note Holder” has the meaning ascribed to such term in Section 4.02 of this First Supplemental Indenture.
     “Guarantee” has the meaning ascribed to such term in Section 8.01 of this First Supplemental Indenture.
     “Guarantors” means, initially, Lennox Industries Inc., an Iowa corporation, Allied Air Enterprises Inc., a Delaware corporation, Service Experts LLC, a Delaware limited liability company, and Lennox Global Ltd., a Delaware corporation.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
     “Issue Date” means                     , 20___.
     “Lake Park Insurance, Ltd.” is a Bermuda corporation and a subsidiary of the Company.
     “Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.
     “Material Subsidiary” means each Guarantor and any other subsidiary of the Company (except LPAC Corp., LPAC Corp. II and Lake Park Insurance Ltd.) the book value (determined in accordance with GAAP) of whose total assets equals or exceeds ten percent (10%) of the book value of the Company’s consolidated total assets as determined as of the last day of the Company’s most recent fiscal quarter.
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Notes” has the meaning ascribed to it in the preamble of this First Supplemental Indenture.
     “Permitted Credit Agreement Liens” means:
     (a) any Liens that secure payment of the Company’s borrowings or any other obligations of the Company or its subsidiaries under the Credit Agreement, including any renewal, extension, replacement or amendment of the Credit Agreement; provided however that the Company make effective provision for securing the Notes equally and ratably with the indebtedness under the Credit Agreement, including any such renewal, extension, replacement or amendment of the Credit Agreement;
     (b) any Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect to such Liens are maintained in accordance with GAAP;
     (c) any statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due, and any such Liens which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect to such Liens are maintained in accordance with GAAP;

     (d) any Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (e) any Liens securing judgments for the payment of money; provided, however, that such judgments that are final judgments (excluding judgments that, within 60 days after entry thereof, are bonded, discharged or stayed pending appeal, or are discharged within 60 days after the expiration of such stay) rendered against one or more of the Company and its subsidiaries may not aggregate in excess of $40,000,000 to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage;
     (f) any (i) leases or subleases granted in the ordinary course of business and covering only the assets so leased and (ii) easements, rights-of-way, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially detract from the value of the subject property or materially interfere with the ordinary conduct of the Company’s and its subsidiaries’ business;
     (g) Liens in favor of the Company, any Material Subsidiary, or Lake Park Insurance Ltd.;
     (h) any Liens on property of any subsidiary that is not a Material Subsidiary securing indebtedness owed to any other subsidiary that is not a Material Subsidiary;
     (i) any Liens (i) contemplated by financing statements filed in respect of operating leases or (ii) securing the obligations of Lennox Procurement Company Inc. under the lease agreement, dated as of June 22, 2006, by and between Lennox Procurement Company Inc. and BTMU Capital Corporation, regarding the lease of an office building, including the Company’s corporate headquarters in Richardson, Texas, and land and related improvements;
     (j) Liens granted in connection with a Receivable Securitization on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Receivable Securitization and in the equity interests issued by any special purpose entity organized to purchase the receivables thereunder;
     (k) any Liens (i) on property of any Person existing at the time the Person is merged or consolidated with or into, or otherwise acquired by, the Company or one of its subsidiaries or (ii) existing on any asset prior to the acquisition thereof by the Company or one of its subsidiaries; and

     (l) any Liens securing indebtedness of any foreign subsidiary, indebtedness in respect of Capital Leases, or purchase money indebtedness for fixed or capital assets.
     “Permitted Credit Agreement Transfers” means:
     (a) transfers in the ordinary course of business of inventory held for sale or property no longer used, useful or required in the operation of the Company’s or the transferring subsidiary’s business or that is obsolete;
     (b) transfers (i) by any domestic subsidiary to the Company or another wholly-owned domestic subsidiary of the Company, (ii) by a foreign subsidiary to the Company or another wholly-owned subsidiary of the Company, (iii) by the Company to a Material Subsidiary that is a wholly-owned domestic subsidiary of the Company, and (iv) by any subsidiary that is not a Material Subsidiary to another subsidiary that is not a Material Subsidiary;
     (c) transfers that constitute the sale of receivables, or undivided interests therein, together with all collections and other proceeds thereof and any collateral securing the payment thereof, pursuant to a Receivable Securitization;
     (d) transfers by a subsidiary of all or substantially all of its assets (upon voluntary liquidation or otherwise), provided, however, that if such transferor is a Guarantor, the transferee must be the Company or another Guarantor;
     (e) the sale of all or a portion of any business segment other than the domestic heating (with the exception of the hearth products division and the advanced distributor products division) and cooling manufacturing segment and the domestic refrigeration segment, provided, however, that (1) the aggregate book value of all business segments or portions thereof transferred in reliance on this clause in any fiscal year may not exceed 10% of the Company’s consolidated total assets as determined as of the last day of the Company’s most recent fiscal year and (2) all business segments or portions thereof transferred in reliance on this clause in any fiscal year, in the aggregate, may not have contributed more than 5% of the Company’s EBITDA for the immediately preceding fiscal year; and
     (f) any other sale, provided that (1) the aggregate book value of all property transferred in reliance on this clause in any fiscal year may not exceed 5% of the Company’s consolidated total assets as determined as of the last day of the Company’s most recent fiscal year, and (2) all property transferred in reliance on this clause in any fiscal year, in the aggregate, may not have contributed more than 5% of the Company’s EBITDA for the immediately preceding fiscal year.
     “Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
     “Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

     “Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Company or any of the Company’s Material Subsidiaries, whether owned on the date hereof or hereafter acquired, that has a book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which the Company’s board of directors determines is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole shall not be a Principal Property.
     “Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.
     “Receivable Securitization” means, with respect to a Person, a transaction or group of transactions typically referred to as a securitization in which the Person sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other subsidiaries, or by the Company and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the subsidiaries or by the Company and one or more of the subsidiaries.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
          Section 2.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in this Indenture shall be construed to include additional interest, if any.
ARTICLE 3
COVENANTS
     The following covenants shall apply in addition to the covenants set forth in the Indenture:
          Section 3.01. Change of Control Triggering Event.
     (a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Section 6.01 of this First Supplemental Indenture by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
     (b) Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
     (c) On the Change of Control Payment Date, the Company shall, to the extent lawful:
     (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

     (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
     (d) The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.
     (e) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 3.01, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.01 by virtue of any such conflict.
          Section 3.02. Limitations on Liens.
     (a) The Company shall not, and shall not permit any Material Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by Liens on any Principal Property without making effective provision for securing the Notes equally and ratably with such indebtedness.
     (b) The restrictions set forth in paragraph (a) in this Section 3.02 shall not apply to:
     (i) Liens on Principal Property existing at the time the Company or a Material Subsidiary acquired or leased the Principal Property, including Principal Property owned by the Company or a Material Subsidiary through a merger or similar transaction;
     (ii) Liens on any Principal Property acquired, constructed or improved by the Company or any Material Subsidiary after the date of the Indenture, which Liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;
     (iii) Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;
     (iv) Any Permitted Credit Agreement Lien;

     (v) any Lien renewing, extending or replacing any Lien referred to in clauses (i) through (iv) above; or
     (vi) any other Liens on any of the Company’s or its subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of the Company or its subsidiaries in an aggregate amount of up to 15% of the Company’s Consolidated Net Tangible Assets.
          Section 3.03. Limitations on Sale and Leaseback Transactions.
     (a) The Company shall not, and shall not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property.
     (b) The restrictions set forth in paragraph (a) in this Section 3.03 shall not apply if:
     (i) the transaction is permitted pursuant to Section 3.02(b)(vi) of this First Supplemental Indenture;
     (ii) the transaction is a Permitted Credit Agreement Transfer;
     (iii) an amount equal to the greater of (1) the net proceeds of the sale or transfer and (2) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 180 days to the voluntary retirement of Notes or other indebtedness of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;
     (iv) the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee shall be discontinued; or
     (v) the lease is with the Company or another Material Subsidiary.
     Section 3.04. Limitations on Transfer of Principal Properties to Specified Subsidiaries.
     (a) The Company shall not, and shall not permit any Material Subsidiary to, transfer any Principal Property.
     (b) The restrictions set forth in paragraph (a) in this Section 3.04 shall not apply if:
     (i) the transfer is a Permitted Credit Agreement Transfer; or
     (ii) within one year after the effective date of the transfer, the subsidiary applies or commits to apply an amount equal to the fair value of the Principal Property at the time of the transfer:

     (A) to the acquisition, construction, development or improvement of properties, facilities or equipment that are, or upon the acquisition, construction, development or improvement shall be, a Principal Property or a part thereof;
     (B) to the redemption of Notes;
     (C) to the repayment of indebtedness for money borrowed having a maturity of more than 12 months from the date of the Company’s most recent consolidated balance sheet, other than any indebtedness owed to the Company or any Material Subsidiary; or
     (D) in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.
     (c) The fair value of any Principal Property for purposes of this Section 3.04 shall be as determined by the Company’s board of directors.
          Section 3.05. Future Guarantors. From and after the Issue Date, the Company shall cause any subsidiary that guarantees payment of more than $50,000,000 of the Company’s indebtedness for money borrowed or more than $50,000,000 of indebtedness for money borrowed of the Company’s other subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiary shall guarantee payment of the Notes, whereupon such subsidiary shall become a Guarantor for all purposes under the Indenture.
          Section 3.06. Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article 3 of the Base Indenture shall apply to the Notes.
ARTICLE 4
THE NOTES
          Section 4.01. Form of Notes. The Notes shall initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto (the “Global Note”).
          Section 4.02. Depositary. The Depositary for the Global Note shall initially be The Depositary Trust Company (“DTC”) and the Global Note shall be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

ARTICLE 5
EVENTS OF DEFAULT
          Section 5.01. Events of Default. The following Events of Default shall apply to the Notes:
     (a) default in the payment of principal or premium on the Notes when due and payable whether at maturity, upon acceleration, redemption, or otherwise;
     (b) default in the payment of interest on the Notes when due and payable, if that default continues for a period of 30 days;
     (c) default in the performance of or breach of any of the Company’s other covenants or agreements in the Indenture, if that default or breach continues for a period of 90 consecutive days after the Company receives written notice from the Trustee or from the Holders of 25% or more in aggregate principal amount of the Notes;
     (d) any Guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by the Company or such Material Subsidiary not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and any such Guarantee;
     (e) an event of default, as defined in the indenture or instrument under which the Company or any Material Subsidiary has outstanding at least $75 million aggregate principal amount of indebtedness for money borrowed, occurs and is continuing and such indebtedness, as a result thereof, is accelerated so that the same is or becomes due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration is not rescinded or annulled within 30 days after notice thereof has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;
     (f) a court having jurisdiction enters a decree or order for:
     (i) relief in respect of the Company or a Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;
     (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or a Material Subsidiary or for all or substantially all of the Company’s or a Material Subsidiary’s property and assets; or
     (iii) the winding up or liquidation of the Company’s or a Material Subsidiary’s affairs and such decree or order remains unstayed and in effect for a period of 60 consecutive days; or
     (g) the Company or a Material Subsidiary:

     (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;
     (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or substantially all of the Company’s or a Material Subsidiary’s property and assets; or
     (iii) effects any general assignment for the benefit of creditors.
ARTICLE 6
REDEMPTION
     Section 6.01. Optional Redemption. The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee. The Notes shall be redeemable at a redemption price, to be calculated by the Company, equal to the greater of:
     (a) 100% of the principal amount of the Notes to be redeemed; and
     (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus ____ basis points;
plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
          Section 6.02. Applicability of Sections of the Base Indenture. The provisions of Article 11 of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.
ARTICLE 7
DEFEASANCE
          Section 7.01. Defeasance. If the Company shall effect a defeasance of the Notes pursuant to Article 10 of the Base Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Article 3 hereof.

ARTICLE 8
SUBSIDIARY GUARANTEES
          Section 8.01. Guarantees.
     (a) Each of the Guarantors, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns (each, a “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantors, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.
     (b) The obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.
     (c) Each Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
     (d) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 8.03 of this First Supplemental Indenture) its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Guarantee. Such Guarantee is a guarantee of payment and not of collection.
          Section 8.02. Continuing Guarantee.
     (a) Each Guarantee shall be a continuing Guarantee and shall, (i) subject to Section 8.03 of this First Supplemental Indenture, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

     (b) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made.
          Section 8.03. Release of Guarantee. Notwithstanding the provisions of Section 8.02 of this First Supplemental Indenture, a Guarantor shall be automatically and unconditionally released from its obligations under the indenture upon:
     (a) the sale or other disposition of such Guarantor;
     (b) the sale or disposition of all or substantially all of the assets of such Guarantor;
     (c) the Company’s exercise of its legal defeasance option or its covenant defeasance option as described in Article 10 of the Base Indenture or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; or
     (d) delivery of an Officer’s Certificate to the Trustee that such Guarantor does not guarantee the obligations of the Company under any indebtedness for money borrowed of the Company and that any other guarantees of such Guarantor have been released other than through discharges as a result of payment by such Guarantor on such guarantees, provided, however, that in the case of clauses (a) and (b) above, (1) such sale or other disposition is made to a Person other than the Company or one of its subsidiaries and (2) such sale or disposition is otherwise permitted by the Indenture. Upon any such occurrence specified in this Section 8.03, at the Company’s request, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee shall execute any documents reasonably requested by the Company evidencing such release.
          Section 8.04. Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release thereof.
          Section 8.05. Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such

Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 8.05 is knowingly made in contemplation of such benefits.
          Section 8.06. Execution and Delivery of Guarantees. The Company shall cause each subsidiary that is required to become a Guarantor pursuant to Section 3.05 of this First Supplemental Indenture to promptly execute and deliver to the Trustee a Supplemental Indenture substantially in the form set forth in Exhibit B to this First Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in this Article 8. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such Supplemental Indenture is a valid and binding agreement of such subsidiary, enforceable against such subsidiary in accordance with its terms.
     Section 8.07. Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 11.04 of the Base Indenture.
ARTICLE 9
MISCELLANEOUS
          Section 9.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
          Section 9.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.
          Section 9.03. New York Law to Govern. This Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

          Section 9.04. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
          Section 9.05. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

LENNOX INTERNATIONAL INC.
By:
Name:
Title:

LENNOX INDUSTRIES INC.
By:
Name:
Title:

ALLIED AIR ENTERPRISES INC.
By:
Name:
Title:

SERVICE EXPERTS LLC
By:
Name:
Title:

LENNOX GLOBAL LTD.
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

EXHIBIT A
[FORM OF FACE OF NOTE]
THIS CERTIFICATE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE THEREOF. EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS CERTIFICATE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INSOMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
LENNOX INTERNATIONAL INC.
[       ]% Note due [       ]

No.: [ ]	CUSIP No.: [ ]
$[ ]
     LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $                     on                     20___, unless earlier redeemed as herein provided.
     Interest Payment Dates:                     and                      (each, an “Interest Payment Date”), commencing on                     .
     Interest Record Dates:                      and                      (each, an “Interest Record Date”).
     Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in St. Paul, Minnesota, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal of and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes.
     Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LENNOX INTERNATIONAL INC.
By:
Name:
Title:

Attest:
By:
Name:
Title:

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

Dated:                                         , 20___

EXHIBIT A
[FORM OF REVERSE OF NOTE]
     This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of May 3, 2010 (the “Base Indenture”), as amended by a First Supplemental Indenture dated as of                     , 20___ (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s ___% Notes due 20___in the aggregate principal amount of $                    .
     The amount of interest payable on any interest payment date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.
     The Notes of this series are issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.
     The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee. The Notes shall be redeemable at a redemption price, to be calculated by the Company, equal to the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus ___basis points, plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than six such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     On or before the redemption date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all of the Notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. If the Company is redeeming less than all of the Notes, the Trustee shall select, in such manner as it shall deem appropriate and fair, the Notes to be redeemed in whole or in part.
     Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
     Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
     On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
     The Company shall not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
     The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.
     “Change of Control” means the occurrence of any of the following after the Issue Date:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;
     (b) the consummation of any transaction (including, without limitation, any merger or consolidation) that results in any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, provided that an employee of the Company or any of the Company’s subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee is not a member of a “group” solely because such employee’s shares are held by a trustee under said plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;
     (c) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
     (d) the first day on which a majority of the members of the Company’s board of directors or the board of directors of any of the Company’s direct or indirect parent companies are not Continuing Directors; or
     (e) the adoption of a plan relating to the Company’s liquidation or dissolution.
     Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
     “Change of Control Triggering Event” means, with respect to the Notes, (1) the rating of the Notes is lowered by any of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (2) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if the Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
     Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of the Company’s board of directors on the Issue Date or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
     “Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
     The indebtedness evidenced by this Note is, to the extent provided in the Indenture, the senior and unsecured obligation of the Company and will rank equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness. This Note will, to the extent provided in the Indenture, be guaranteed, jointly and severally, by each of the Guarantors party to the Indenture on a senior unsecured basis. This Note may hereafter be entitled to certain other Guarantees made for the benefit of the Holders. Reference is made to Article 8 of the First Supplemental Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.
     The Notes are initially limited to $                     aggregate principal amount. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes of this series in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that such Notes must be part of the same issue as the Notes initially issued for U.S. federal income tax purposes. Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions.
     The Notes are not entitled to the benefit of any sinking fund.
     The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, such as Limitations on Liens, Limitations on Sale and Leaseback Transactions and Limitations on Transfer of Principal Properties to Specified Subsidiaries as further described in the Indenture, all of which are applicable to this Note. All such covenants and limitations are subject to a number of important qualifications and exceptions.
     The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.
     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of any of the Holders of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity, defect or inconsistency.
     The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of the Holders of all Notes, to waive any past default or Event of Default with respect to the Notes and its consequences, except a default in the payment of the principal of or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the currency, herein prescribed.
     No director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantor or any other obligor in respect of any Note or any Subsidiary of any thereof shall have any liability for any obligation of the Company, any Guarantor or any other obligor in respect of any Note under the Indenture, the Notes or any Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     This Note shall be governed by and construed in accordance with the law of the State of New York.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EXHIBIT B
[Form of Supplemental Indenture in Respect of Subsidiary Guarantees]
     SUPPLEMENTAL INDENTURE, dated as of                     , 20___ (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Guarantor(s)”), Lennox International Inc., a Delaware corporation (the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and [name of trustee], as Trustee under the Indenture referred to below.
RECITALS
     WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of _________, 20___, the “Indenture”), providing for the issuance of ___% Notes due 20___ of the Company (the “Notes”);
     WHEREAS, Section 8.06 of the First Supplemental Indenture provides that the Company is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the First Supplemental Indenture;
     WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and
     WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
     1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Agreement to Guarantee. [The] [Each] Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns ([the] [each, a] “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and

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future senior indebtedness of such Guarantor(s), the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the First Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.
     3. Termination, Release and Discharge. [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 8.03 of the First Supplemental Indenture.
     4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article 8 of the First Supplemental Indenture.
     5. Governing Law. This Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
     6. Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.
     7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     8. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)]
By:
Name:
Title:

LENNOX INTERNATIONAL INC.
By:
Name:
Title:

[NAME OF TRUSTEE], as Trustee
By:
Name:
Title:

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